Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Release”) is made as of the 4th day of October, 2013 by and between George Lazenby, an individual (“Executive”), and Emdeon Business Services LLC, a Delaware limited liability company (“Emdeon”). In consideration of the payments and benefits described in Section 2 below to be provided to Executive pursuant to that certain Employment Agreement, dated as of September 14, 2012 to which Executive and Emdeon are parties (the “Employment Agreement”), the sufficiency of which is acknowledged hereby, Executive and Emdeon agree as follows:

1. Termination Date. Executive and Emdeon agree that Executive’s employment terminated on September 30, 2013 (the “Termination Date”). Executive hereby resigns from all positions as an officer or director with Emdeon and its affiliates as of the Termination Date.

2. Cash Severance; Reimbursements. Notwithstanding Section 4.4 of the Employment Agreement, but subject to the revocation period referred to in Section 10(c) below having expired without the Executive’s having revoked this Release and in consideration of Executive’s general release of claims, and his other promises set forth herein, Emdeon shall pay to Executive the following severance compensation:

(i) $2,400,000, payable in equal installments over 24 months in accordance with the Company’s payroll dates;

(ii) payment of Executive’s Annual Bonus in respect of the 2013 year based on actual performance as though Executive remained employed with Emdeon through the payment date of the Annual Bonus, payable when annual bonuses generally are paid to Emdeon’s senior executives (but no later than March 15, 2014);

(iii) a lump sum cash payment equal to $26,349, representing the cost of obtaining medical, dental and vision insurance under COBRA for eighteen months; and

(iv) Emdeon also shall reimburse Executive for reasonable business expenses incurred prior to the Termination Date and submitted for reimbursement within 30 days following the Termination Date and otherwise in compliance with Emdeon’s reimbursement policies.

3. Rollover Options. Executive acknowledges that he holds 1,350 options with an exercise price of $250 per share which Executive received pursuant to the Option Rollover Agreement dated as of November 2, 2011, between Beagle Parent Corp. (“Parent”) and Executive (the “Option Rollover Agreement”) (the “Rollover Options”) which will remain outstanding pursuant to their terms.

4. Other Options. Executive acknowledges that he holds the following outstanding options which Executive received pursuant to the Nonqualified Stock Option Agreement (the “Option Agreement”) under the Beagle Parent Corp. Amended and Restated 2009 Equity Incentive Plan (the “Options”):

(a) 7,500 time-vesting options with an exercise price of $1,000 per share (the “Tier I Options”), of which 1,500 are currently vested;

(b) 5,000 time-vesting options with an exercise price of $2,500 per share (the “Tier II Options”, and together with the Tier I Options, the “Time Vesting Options”), of which 1,500 are currently vested;

(c) 3,750 options with exercise price of $1,000 per share, which vest upon the satisfaction of the 2x MOIC Hurdle or 20% IRR Hurdle (each as defined in the Option Agreement) (the “2.0 MOIC Options”), of which none are currently vested;

(d) 3,750 options with exercise price of $1,000 per share, which vest upon the satisfaction of the 2.5x MOIC Hurdle or 25% IRR Hurdle (the “2.5 MOIC Options”, and together with the 2.0 MOIC Options, the “MOIC Options”), of which none are currently vested.

Executive and Emdeon (on behalf of Parent) agree, subject to the revocation period referred to in Section 10(c) below having expired without the Executive’s having revoked this Release and in consideration of Executive’s general release of claims, and his other promises set forth herein, to the following modifications to the Options:

(i) 3,000 Tier I Options will be vested and the remaining 4,500 Tier I Options shall expire on the Termination Date, with the vested Tier I Options eligible to remain outstanding until the third anniversary of the Termination Date (rather than expiring in connection with Executive’s termination of employment);

(ii) all Tier II Options shall expire on the Termination Date;

(iii) 1,500 2.0 MOIC Options will remain outstanding and eligible to vest upon the satisfaction of the 2.0x MOIC Hurdle or 20% IRR Hurdle at any time prior to the third anniversary of the Termination Date (rather than expiring in connection with Executive’s termination of employment), while the other 2,250 2.0 MOIC Options shall expire on the Termination Date;

(iv) 1,500 2.5 MOIC Options will remain outstanding and eligible to vest upon the satisfaction of the 2.5x MOIC Hurdle or 25% IRR Hurdle at any time prior to the third anniversary of the Termination Date (rather than expiring in connection with Executive’s termination of employment), while the other 2,250 2.5 MOIC Options shall expire on the Termination Date;

5. Company Property. On or as promptly as practicable after the Termination Date, Executive shall return to Emdeon his BlackBerry, credit cards, electronic fuel card, electronic building access cards, keys and all other property of Emdeon, except that executive may retain his laptop and cell phone. He shall not take or copy in any form or manner any Emdeon files, financial information, lists of customers, prices, or any other confidential and proprietary materials or information of Emdeon or any of its subsidiaries or affiliates.

6. No Admission. Neither this Release nor anything in this Release shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Emdeon or Executive of any violation of Emdeon’s policies or procedures, or state or federal laws or regulations. This Release may be introduced, however, in any proceeding to enforce the Release. Such introduction shall be pursuant to an order protecting its confidentiality, except insofar as a court declines to enter any such Order.

7. Release. Except for (i) those obligations created by or arising out of this Release, (ii) any rights Executive may have under the agreements related to his unexpired Options (after giving effect to Sections 3 and 4), and any retirement, 401(k), or similar qualified benefit plans of Emdeon, and (iii) the continuing right to indemnification as provided by the Indemnification Agreement by and between Emdeon and Executive dated as of November 28, 2012, the Indemnification Agreement by and between Beagle Parent Corp. and Executive dated as of November 28, 2012, the Indemnification Agreement by and between Beagle Intermediate Holdings, Inc. and Executive dated November 28, 2012 (collectively, the “Indemnification Agreements”), applicable law or in Emdeon’s bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that he was an officer or employee of Emdeon where the basis of the claims against him consists of acts or omissions taken or made in such capacity, Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Emdeon, and its predecessors, subsidiaries and affiliates, past and present, and each of them, as well as its and their respective trustees, directors, officers, agents, attorneys, insurers, employees, stockholders (including any direct or indirect stockholder that beneficially owns more than 10% of the capital stock of Emdeon), representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively (including Emdeon) referred to as the “Emdeon Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against the Emdeon Releasees, up to and including the date of his execution of this Release, arising out of or in any way connected with his employment relationship with any Emdeon Releasee, or the termination of his employment with the Emdeon Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Emdeon Releasee committed or omitted prior to the date of this Release, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment Practices Act, the Equal Pay Laws, the Workers’ Compensation Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Tennessee Human Rights Act, the Tennessee Disability Act, the Tennessee Whistleblower’s Act, the Tennessee Wage Regulation Act, the state and federal Worker Adjustment and Retraining Notification Act, or any common law or statutory claim whatsoever whether for fraud, wrongful termination, violation of public policy or defamation or otherwise, except as expressly set forth herein, any claim for compensation, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability benefits.

8. Release of Unknown Claims. It is the intention of Executive in executing this Release that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that it or he understands the significance and consequence of such release.

9. Confidential. The terms and conditions of this Release shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) or as otherwise may be required by law or court order. Executive may disclose pertinent information concerning this Release to Executive’s attorney, tax advisor, financial planner, current spouse and adult children, provided they have been previously informed of and have agreed to keep confidential the terms of this Release. Without limiting the generality of the foregoing, neither Emdeon nor Executive will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Release or the events which led to its execution. Except as provided above with respect to SEC rules and regulations or as otherwise may be required by law or court order, if inquiry is made of Emdeon concerning any request for reference information about Executive, or relating to Executive’s employment with Emdeon, Emdeon shall provide to third parties Executive’s dates of employment with Emdeon and its predecessors and his job titles during such employment, in accordance with the normal practices of Emdeon’s human resources department.

10. Waiver; Effective Date. Executive expressly acknowledges and agrees that, by entering into this Release, he is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges that:

a. He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

b. He was given a copy of this Release on September 30, 2013, and informed that he has 21 calendar days from that date to consider this Release, although he is free to execute this Release any time prior to that date as indicated in Section 19 below; and

c. He was informed that he has seven days following the date of his execution of this Release in which to revoke this Release, which revocation may be effected by means of a written notice actually delivered to the office of the General Counsel of Emdeon at Emdeon’s corporate headquarters within such seven day period, provided that in all events any revocation must be received by Emdeon during the seven-day revocation period.

d. Emdeon and Executive agree that this Release will not become effective or enforceable until the seven-day revocation period has expired without Executive’s having revoked this Release (the “Effective Date”), and no obligations upon Emdeon set forth in this Release shall be operative or binding upon it until the Effective Date. Moreover, without limiting the generality of the foregoing, if this Release is revoked, all unvested Options shall immediately be forfeited and canceled with no further action required by any party.

11. Employment Relationship. Emdeon and Executive acknowledge that any employment relationship between them (including with any other Emdeon Releasee) terminated on the Termination Date, that they have no further employment relationship except as may arise out of this Release and that Executive waives any right or claim to reinstatement as an employee of any Emdeon Releasee and will not seek employment in the future with Emdeon, unless by mutual consent. Nothing herein shall be construed as voiding Executive’s entitlement to post-termination payments pursuant to Section 2 above or Emdeon’s (or any of its affiliates as the case may be) rights pursuant to Section 5 of the Employment Agreement. Executive agrees that, following the termination of his employment with Emdeon, (i) he will cooperate with any reasonable request Emdeon may make for information or assistance with respect to any matter involving Executive during his period of employment, and (ii) he will not at any time, directly or indirectly, disparage or make any untruthful statements about Emdeon or any Emdeon Releasee or take any action with the intention of injuring the business, prospects or reputation of Emdeon or any Emdeon Releasee, provided, however, that nothing contained herein shall restrict in any way Executive’s communications with law enforcement or government officials, or in his giving of any testimony. Emdeon, on behalf of itself and the Emdeon Releasees, agrees that it will instruct its officers and directors not to disparage or make any untruthful statements about Executive.

12. Entire Agreement. This Release shall be incorporated into and made a part of the Employment Agreement, the Indemnification Agreements, and legal documentation related to the Rollover Options and Options (the “Option Documents”) as of the date hereof. This Release, together with the Employment Agreement and the Option Documents, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

13. Severability. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

14. Governing Law. This Release and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Tennessee without regard to principles of conflict of laws.

15. Counterparts. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16. No Waiver. No waiver of any breach of any term or provision of this Release shall be construed to be, or shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

17. Reliance on Counsel. In entering this Release, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Release and have had the opportunity to have the Release explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

18. Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Release and which are not inconsistent with its terms.

19. Declaration. Executive hereby declares as follows:

I, George Lazenby, hereby acknowledge that I was given 21 calendar days to consider the foregoing Release and voluntarily chose to sign the Release prior to that date.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Release this 4th day of October, 2013.

/s/ George Lazenby
George Lazenby

EMDEON BUSINESS SERVICES LLC

By:	/s/ Gregory T. Stevens